UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2010

MEDASORB TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-51038	98-0373793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7 Deer Park Drive, Suite K
Monmouth Junction, New Jersey 08852
(Address of principal executive office) (Zip Code)

(732) 329-8885
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On April 9, 2010, we entered into an employment agreement which was retroactively effective as of January 1, 2010 (the “Agreement”) with David Lamadrid and with Vince Capponi and with Philip P. Chan (collectively, the “Employees,” and individually, the “Employee”).

Pursuant to our Agreement with Mr. Lamadrid, we agree to hire him as our Chief Financial Officer (the “CFO”) to perform the services and duties that are normally and customarily associated with the CFO position as well as other associated duties as our Chief Executive Officer (the “CEO”) reasonably determines. Mr. Lamadrid’s employment has a term of one (1) year with an initial base compensation of $175,000 payable in equal semi-monthly installments in accordance with our usual practice.

Pursuant to our Agreement with Mr. Capponi, we agree to hire Mr. Capponi as our Chief Operating Officer (the “COO”) to perform the services and duties that are normally and customarily associated with the COO position as well as other associated duties as our CEO reasonably determines. Mr. Capponi’s employment has a term of one (1) year with an initial base compensation of $205,303 payable in equal semi-monthly installments in accordance with our usual practice.

Pursuant to our Agreement with Mr. Chan, we agree to hire him as our Chief Executive Officer (the “CEO”) and President to perform the services and duties that are normally and customarily associated with the CEO and President position as well as other associated duties as the Board of Directors reasonably determines. Mr. Chan’s employment has a term of one (1) year with an initial base compensation of $216,351 payable in equal semi-monthly installments in accordance with our usual practice.

The Agreement provides the conditions for early termination. The employment with the Employee may be terminated with 15 calendar days of notice for “justifiable cause” as defined in Section 4.1 of the Agreement. In addition, we have the right to suspend the Employee from his position and duties without compensations in the event of the actions provided in Section 4.2 of the Agreement until either the action is dropped or no longer pursued or a final adjudication of the Employee’s actions is made by a court of competent jurisdiction. Finally, we have the right to terminate the Employee’s employment in the event of such Employee’s permanent disability as provided in Section 4.3 of the Agreement with a prior notice, with the disability benefits being activated 90 days after such termination.

Pursuant to the Agreement, the Employee is prohibited from disclosing any of our confidential information, directly or indirectly, or uses them either during the term of his employment or at any time thereafter, except as required in the course of his employment with us. In addition, the Employee is prohibited for a period of one (1) year from his respective separation date with us from engaging in any business in competition with us in the United States and those foreign counties and areas provided in Section 5.2 of the Agreement.

Pursuant to an agreement with Dr. Robert Bartlett dated April 9, 2010, we agree to renew Dr. Bartlett’s Consulting Agreement as our Chief Medical Officer (the “CMO”). As of the date of this filing, Dr. Bartlett has not been appointed to any committee of the board of directors.   The Agreement shall remain in effect until December 31, 2010, and thereafter as mutually agreed to in writing, and may be terminated by us or the CMO with 60 days of notice.

Our Agreement with Mr. Lamadrid is attached to this current report as Exhibit 10.1, our Agreement with Mr. Capponi as Exhibit 10.2, our Agreement with Mr. Chan as Exhibit 10.3, and our Agreement with Dr. Robert Bartlett as Exhibit 10.4.

Item 9.01 Financial Statement and Exhibits.

(a)	Financial Statements of Business Acquired.
Not applicable.

(b)	Pro Forma Financial Information.
Not applicable.

(c)	Exhibits.
10.1	Employment Agreement with David Lamadrid Effective April 9, 2010.
10.2	Employment Agreement with Vince Capponi Effective April 9, 2010.
10.3	Employment Agreement with Philip P. Chan Effective April 9, 2010.
10.4	Consulting Agreement with Dr. Robert Bartlett Effective April 9, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Medasorb Technologies Corporation

By:	/s/
Name: David Lamadrid
Title: Chief Financial Officer

Dated: April 15, 2010